Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Tornier N.V. 2010 Incentive Plan of our reports dated March 6, 2012, with respect to the consolidated financial statements and schedule of Tornier N.V. and the effectiveness of internal control over financial reporting of Tornier N.V. included in its Annual Report (Form 10-K) for the year ended January 1, 2012, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Minneapolis, Minnesota

June 27, 2012